Exhibit 10.10

STRATEGIC STORAGE TRUST II, INC.

EXECUTIVE SEVERANCE AND CHANGE OF CONTROL PLAN

ARTICLE I

PURPOSE AND PARTICIPATION

1.1Adoption; Purpose. The Board of Directors (the “Board”) of Strategic Storage Trust II, Inc. (the “Company”) has adopted this Executive Severance and Change of Control Plan (this “Plan”) for the purpose of providing severance and change of control protections to certain key employees of the Company and its Subsidiaries. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA) in connection with qualifying terminations of employment.

1.2Participation. This Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder. Participants are those employees (including new hires) designated by the Compensation Committee as Participants from time to time, subject to, and conditioned upon, such employee executing and delivering to the Company a Letter Agreement.

1.3Contract of Employment. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing herein shall confer upon any Participant any right with respect to continued employment with the Company or any Subsidiary or limit the right of the Company or any Subsidiary to terminate such Participant at any time.

ARTICLE II

DEFINITIONS AND INTERPRETATIONS

2.1	Definitions.

Capitalized terms used in this Plan but not otherwise defined herein shall have the following respective meanings:

“Accrued Obligations” shall mean, with respect to a Participant, the sum of the following: (a) any accrued but unpaid Base Salary of such Participant through the Termination Date; (b) reimbursement for any unreimbursed business expenses properly incurred by such Participant in accordance with Company policy through such Participant’s Termination Date; (c) accrued and unused paid time off (PTO) or vacation; and (d) benefits due under any indemnification, insurance or other plan or arrangement to which such Participant may be entitled according to the documents governing such plans or arrangements, including coverage under COBRA to which such Participant or his or her beneficiaries may be entitled under Part 6 of Title I of ERISA and all related state and local laws.

“Affiliate” means any domestic or foreign individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Average Cash Bonus” shall mean a Participant’s average annual cash performance bonus based on the amount of cash performance bonus, if any, earned for the three (3) most recent years completed prior to the Termination Event, provided that, if the Participant was not eligible to receive an annual cash performance bonus for at least three (3) completed years prior to the Termination Event, then the Average Cash Bonus shall be (a) if the Participant earned a bonus for two (2) years completed prior to the Termination Event, the average annual cash performance bonus, if any, for the prior two (2) years; (b) if the Participant was eligible to receive a bonus for only one year completed prior to the Termination Event, the cash performance bonus, if any, earned for such year; and (c) if the Participant has not been employed long enough to be eligible to receive an annual bonus, then the Participant’s target annual cash performance bonus for the year in which the Termination Event occurs.  In the event a Termination Event occurs following the completion of a year but prior to the payment date with respect to such year, the amount of such bonus shall be used in determining the Average Cash Bonus (i.e., disregarding any continued employment requirement through the payment date).

“Base Salary” shall mean the highest annual base salary paid to a Participant at any time by the Company within the two (2) years prior to the occurrence of a Termination Event with respect to such Participant.

“Cause” shall mean any of the following:

(a)the willful fraud or material dishonesty of the Participant in connection with the performance of the Participant’s duties to the Company;

(b)the deliberate or intentional failure by the Participant to substantially perform the Participant’s duties to the Company (other than the Participant’s failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Participant’s issuance of a Termination Notice for Good Reason) after a written notice is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes the Participant has not substantially performed the Participant’s duties;

(c)willful misconduct by the Participant that is materially detrimental to the reputation, goodwill or business operations of the Company or any Affiliate;

(d)willful disclosure of the Company’s Confidential Information or trade secrets;

(e)a breach of any restrictive covenants contained within the Participant’s Letter Agreement; or

(f)the Participant’s conviction of, or plea of no contest to a charge of commission of, a felony or crime of moral turpitude.

For purposes of this definition, no act or failure to act will be considered “willful,” unless it is done or omitted to be done, by the Participant in bad faith or without reasonable belief that the

Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.  In order for the Company to terminate the Participant’s employment for “Cause”, the Company shall have first given written notice of the alleged grounds purporting to constitute Cause (which notice must be given within sixty (60) days following the Board’s actual knowledge of the grounds purporting to constitute Cause) and the same shall not have been cured (if capable of cure) within 10 business days following such written notice.

“Change of Control” means the first to occur of any of the events set forth in the following paragraphs; provided, however, that a Qualified Event shall not constitute a Change of Control:

(a)any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or an Affiliate or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote;

(b)a merger, reverse merger or other business combination or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation other than an Affiliate, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger, reverse merger, business combination or consolidation;

(c)during any 12-month period, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(d)a sale or disposition (other than to an Affiliate) of all or substantially all of the Company’s assets in any single transaction or series of related transactions; or

(e)the stockholders of the Company or the Board adopts a plan of liquidation.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to an amount that provides for the deferral of compensation that is subject to Section 409A, then, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described above shall only constitute a Change of Control if such transaction also constitutes a “change in control event” (within the meaning of Section 409A).

“Change of Control Severance Payment” shall mean an amount equal to: (a) 3.0 if the Participant is the Executive Chairman or Chief Executive Officer of the Company, or 2.0 if the Participant is another officer of the Company or any of its Subsidiaries; multiplied by (b) the sum of: (i) the Participant’s Base Salary; plus (ii) the Participant’s Average Cash Bonus.

“COBRA” shall mean the Consolidated Omnibus Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance promulgated thereunder.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Disability” shall mean, with respect to a Participant, the same meaning as provided in the long-term disability plan or policy maintained by the Company. If no such disability plan or policy is maintained by the Company, “Disabled” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. If the Participant disputes the Company’s determination of Disability, the Participant (or his or her designated physician) and the Company (or its designated physician) shall jointly appoint a third-party physician to examine the Participant and determine whether the Participant is Disabled.

“Effective Date” shall mean June 27, 2019.

“ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” means, without the Participant’s written consent:

(a)a material diminution of the Participant’s annual Base Salary, target Annual Bonus, target annual equity-based compensation opportunity, or other annual incentive compensation opportunities, in each case, as in effect on the Effective Date and as may be increased from time to time;

(b)a material reduction in the Participant’s authority, title, duties or responsibilities;

(c)the Participant being required to relocate the Participant’s principal place of employment with the Company more than thirty (30) miles from the Participant’s principal place of employment as of the Effective Date, it being understood that the Participant may be required to travel frequently in connection with the Participant’s position as set forth herein and that prolonged periods away from the Participant’s principal residence shall not constitute Good Reason; or

(d)failure of any successor to the Company following a Change of Control to assume this Plan and the obligations hereunder.

A termination of employment by the Participant shall not be deemed to be for Good Reason unless (i) the Participant gives the Company written notice describing the event or events which are the basis for such termination within sixty (60) calendar days after the Participant knows or should have known of the occurrence of such event or events, (ii) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) calendar days after the Company’s receipt of such notice (“Correction Period”), and (iii) the Participant terminates the Participant’s employment no later than thirty (30) calendar days following the Correction Period.

“Letter Agreement” shall mean a letter agreement, substantially in the form attached hereto as Exhibit A (together with any changes approved by the Compensation Committee), executed and delivered by the Company and a Participant.

“Participant” shall mean an employee of the Company or any Subsidiary who both: (a) the Compensation Committee from time to time designates as a Participant in accordance with Section 1.2; and (b) has entered into a Letter Agreement with the Company.

“Qualified Event” means any of the following: (a) a straight listing of the Shares on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange; (b) an underwritten public offering of the Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time, which the Shares are approved for listing or quotation on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange; or (c) a reverse merger of the Company into an existing publicly held company or its acquisition subsidiary, resulting in the Shares first becoming listed on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange.

“Restrictive Covenants” shall mean, with respect to a Participant, those non-competition, non-solicitation, non-disclosure, non-disparagement and other similar restrictive covenants set forth in the Letter Agreement executed and delivered by such Participant pursuant to this Plan.

“Severance Period” means a period of time following the Termination Date equal to the number of years equal to the multiple (i.e., 3.0., 2.0, 1.5 or 1.0) of the Participant’s Change of Control Severance Payment or Severance Payment, as applicable.

“Shares” means shares of the common stock of the Company and any successor security or interest.

“Subsidiary” means any subsidiary, affiliate or joint venture of the Company.

“Termination Date” shall mean, with respect to a Participant: (a) in the case of such Participant’s death, his or her date of death; (b) in the case of such Participant’s voluntary termination, the last day of such Participant’s employment; and (c) in all other cases, the date specified in the applicable Termination Notice.

“Termination Event” shall mean the termination of the employee-employer relationship between a Participant and the Company or any Subsidiary by reason of: (a) the resignation of such Participant; (b) the Company’s termination of such Participant; or (c) the death or Disability of such Participant.

“Severance Payment” shall mean an amount equal to: (a) 2.0 if the Participant is the Executive Chairman or Chief Executive Officer of the Company, 1.5 if the Participant is the Chief Investment Officer or Chief Accounting Officer, or 1.0 if the Participant is another officer of the Company or its Affiliates; multiplied by (b) the sum of: (i) such Participant’s Base Salary; plus (ii) such Participant’s Average Cash Bonus.

2.2Interpretation. In this Plan, unless a clear contrary intention appears: (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE III

SEVERANCE; CHANGE OF CONTROL

3.1Termination Without Cause or for Good Reason. Except as otherwise set forth in Section 3.2 and subject to Section 3.4, in the event that a Termination Event occurs with respect to a Participant by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant) or by reason of a resignation by such Participant for Good Reason, such Participant shall be entitled to receive from the Company the Accrued Obligations and each of the following, subject to Section 4.2:

(a)a Severance Payment, which amount the Company shall pay to the Participant over the Severance Period in equal installments in accordance with the Company’s normal payroll practices, commencing within sixty (60) calendar days following the Termination Date; and

(b)the Company shall, at the Company’s expense, for period of time ending on the earlier to occur of (i) the completion of the applicable Severance Period and (ii) the date on which the Participant becomes eligible to receive healthcare coverage from a subsequent employer (the “Benefit Continuation Period”), provide medical coverage through the Company’s group medical plans at the same levels as would have applied if the Participant’s employment had not been terminated or reimburse the cost of such medical coverage, provided that (A) such Participant completes and timely files all necessary COBRA election documentation, which will be sent to such Participant after the Termination Date, and (B) in the case of reimbursement, during any COBRA period, such Participant continues to make all required premium payments required by COBRA. Notwithstanding the foregoing, if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Benefit Continuation Period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or the Company is otherwise unable to continue to cover such Participant under its group health plans without penalty to the Company or the Participant under applicable law (including without limitation, Section 2716 of the Public Health Service Act) or due to unwillingness of the applicable group health plan’s insurer to allow such coverage, then, in either case, an amount equal to the COBRA premium as in effect as of such date shall thereafter be paid to such Participant in substantially equal monthly installments over the remainder of the Benefit Continuation Period; and

(c)any unvested restricted stock or other equity awards issued to the Participant under the Company’s Long-Term Incentive Plan or otherwise by the Company or its Affiliates that vests solely based on the passage of time (each, a “Time-Based Award”) shall vest and become exercisable, if applicable, as to the number of shares subject to such award that would have vested (and become exercisable) over the 12 month period following the Termination Date had the Participant remained employed; and

(d)any performance-based vesting award issued to the Participant under the Company’s Long-Term Incentive Plan or otherwise by the Company or its Affiliates (each, a “Performance-Based Award”) that remains outstanding on the Termination Date shall remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on the number of days the Participant remained employed from the commencement of the performance period through the Termination Date.

3.2Change of Control Followed by Termination Without Cause or for Good Reason. Subject to Section 3.4, in the event that a Change of Control occurs:

(a)any Time-Based Award that remains outstanding shall vest and, if applicable, become exercisable immediately prior to the Change of Control, subject to the Participant’s continued employment until immediately prior to such event; and

(b)any Performance-Based Award that remains outstanding and that is not continued, converted, assumed or replaced with a substantially similar award by the Company or a successor entity or its parent or subsidiary in connection with the Change of Control (in each case, such award being considered “Assumed”), shall vest and, if applicable, become exercisable immediately prior to the Change of Control based on actual achievement of the applicable performance goals through the date of the Change of Control, as determined in the sole discretion of the Compensation Committee; and

(c)if, during the twelve (12) month period following such Change of Control, a Termination Event occurs with respect to a Participant by reason of a Termination Event by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant) or by reason of a resignation by such Participant for Good Reason, such Participant shall be entitled to receive from the Company the Accrued Obligations and each of the following, subject to Section 4.2:

i.a Change of Control Severance Payment, which amount the Company shall pay to the Participant in a lump sum (subject to Section 4.2) within sixty (60) days following the Termination Date; provided, however, that if such Change of Control does not constitute a “change in control event” for purposes of Section 409A, then the Change of Control Severance Payment shall be paid pursuant to the payment timing set forth in Section 3.1(a) over the Severance Period; and

ii.the Company shall, at the Company’s expense, for the Benefit Continuation Period, provide medical coverage or a corresponding payment as described in Section 3.1(b); and

iii.any Performance-Based Award that was Assumed in connection with such Change of Control and that remains unvested on the Termination Date shall (i) to the extent such award only remains subject to time-based vesting as of the Termination Date, vest and become exercisable (if applicable) or (ii) to the extent such award remains subject to performance-based vesting as of the Termination Date, remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on the number of days the Participant remained employed from the commencement of the performance period through the Termination Date.

To the extent a Participant is entitled to any payments or benefits set forth in this Section 3.2, such Participant shall not be entitled to any payments or benefits set forth in Section 3.1.

3.3Termination Other Than Without Cause or for Good Reason. In the event that a Termination Event occurs with respect to a Participant for any reason other than as set forth in Section 3.1 or Section 3.2 above, such Participant shall be entitled to receive from the Company the Accrued Obligations and, if such Termination Event is due to the Participant’s death or Disability: (a) a portion of the Participant’s annual cash performance bonus, as determined by the Compensation Committee based on actual performance for the performance period, and pro-rated for the number of days from the performance period commencement to the Termination Date, payable at its normal time (but in no event later than March 15 of the year following the year in which the Termination Date occurs); and (b) all unvested Time-Based Awards shall immediately vest and, if applicable, become exercisable, and (c) any Performance-Based Awards shall remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on the number of days the Participant remained employed from the commencement of the performance period through the Termination Date.

3.4General Release. Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive any payments or benefits, other than the Accrued Obligations, pursuant to Section 3.1 or Section 3.2 hereof (and such Participant shall forfeit all rights to such payments) unless such Participant has executed, delivered to the Company and not revoked a general release agreement, in a form of agreement generally used by the Company for such purposes, releasing the Company and its Affiliates from any and all claims such Participant may have (the “General Release”), and such General Release has become effective no later than fifty-five (55) calendar days following the Termination Date, and such Participant shall be entitled to receive such payments and benefits only so long as such Participant has not materially breached any of the provisions of the General Release or the Restrictive Covenants without cure (if curable) of any such breach within ten (10) business days after a notice from the Company specifying the breach. If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then any cash payments due to a Participant shall be paid (subject to Section 4.2) in accordance with the provisions of Section 3.1 or Section 3.2, as applicable. Notwithstanding the foregoing, if the fifty-five (55) calendar day period begins in one calendar year and ends in another calendar year and all or any portion of such payments constitute “nonqualified deferred compensation” for purposes of Section 409A, then none of such payments shall begin until such second calendar year. The General Release shall have no greater obligations or more limiting post-employment restrictions than are expressly set forth in this Plan or in the Participant’s Letter Agreement.

3.5Termination Notices. For purposes of this Plan, any purported termination of employment of a Participant by the Company or any Subsidiary or by such Participant (other than due to such Participant’s death) shall be communicated by written notice to the other party, which notice shall specify the Termination Date (if applicable) (each, a “Termination Notice”). In the case of a termination of a Participant’s employment by the Company or a Subsidiary without Cause, the Company or such Subsidiary shall provide sixty (60) calendar days’ advance written notice to such Participant of such termination, with the last day of such Participant’s employment being the end of such sixty (60)-day notice period. At the Company’s option, it may place such Participant on a paid leave of absence for all or part of such notice period. In the case of a termination of a Participant’s employment by the Participant without Good Reason, the Participant shall provide sixty (60) calendar days advance written notice to the Company of such termination, with the last day of such Participant’s employment being the end of such sixty (60)-day notice period. The Company may elect, in its sole discretion, to have such Participant continue to provide services to the Company during some, all or none of such notice period and may elect, in its sole discretion, whether such services will be performed on or off Company premises.

3.6No Mitigation. Except as provided in Sections 3.1(b), 3.2(b) and 5.3, the Company’s obligation to make payments and provide benefits under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not such Participant obtains other employment.

ARTICLE IV

LIMITATIONS ON SEVERANCE AND RELATED TERMINATION BENEFITS

4.1Parachute Payment Limitations. Notwithstanding anything to the contrary contained in this Plan (or any other agreement entered into by and between a Participant and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to a Participant pursuant to this Plan, taken together with any amounts or benefits in the nature of compensation (within the meaning of Section 280G of the Code) otherwise paid to such Participant by the Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject such Participant to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 4.1 shall apply:

(a)280G Events Occurring Before or In Connection with Qualified Event.  With respect to a “change in control” event (within the meaning of Section 280G and 4999 of the Code) (a “280G Event”) that occurs on or prior to the first Qualified Event occurring after the Effective Date, if it is determined that any Covered Payment will be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (the “Excise Tax”), then the Participant shall be entitled to receive an additional cash payment (a “Gross-Up Payment”) equal to the sum of the Excise Tax payable by the Participant plus an amount such that, after payment by the Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including without limitation, any federal, state or local income or employment taxes (and any interest and penalties imposed with respect thereto) on the Gross-Up Payment and the Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed on the Covered Payment itself or pursuant to Section 409A, the Participant retains an amount of the Gross-Up Payment such that the Participant is in the same after-tax position as if the Excise Tax had not been imposed.

(b)280G Events Occurring After Qualified Event.  With respect to a 280G Event occurring after the first Qualified Event occurring after the Effective Date, if the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments made in connection with such 280G Event exceeds the amount which can be paid to a Participant without such Participant incurring an Excise Tax, then, solely to the extent that such Participant would be better off on an after tax basis by receiving no more than the maximum amount which may be paid hereunder without such Participant becoming subject to the Excise Tax, the Covered Payments shall be reduced (but not below zero) to the maximum amount which may be paid without such Participant becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). The determination of whether such Covered Payments would result in the application of the Excise Tax, and the amount of reduction that is necessary so that no such Excise Tax would be applied, shall be made, at the Company’s expense, by a nationally recognized accounting, consulting or legal firm selected by the Company.  In the event a Participant receives reduced payments and benefits as a result of application of this Section 4.1(b), such reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A and that are due at the latest future date.

4.2Compliance with Code Section 409A.

(a)This Plan is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder. This Plan shall be construed, interpreted and administered to the extent possible in a manner that does not result in the imposition on any Participant of any additional tax, penalty or interest under Section 409A. Any payments under this Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. If any payment or benefit cannot be provided or made at the time specified herein without the imposition on a Participant of any additional tax, penalty or interest under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such additional tax, penalty or interest will not be imposed. For purposes of Section 409A: (i) any payments to be made under this Plan upon a termination of employment that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall only be made upon a “separation from service” under Section 409A; (ii) each payment made under this Plan shall be treated as a separate payment; and (iii) the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event shall any Participant, directly or indirectly, designate the calendar year of payment.

(b)All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)Notwithstanding any provision in this Plan to the contrary, if, at the time of a Participant’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market, such Participant is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Plan as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Participant) that constitute “nonqualified deferred compensation” under Section 409A until the first payroll date that occurs after the date that is six (6) months following Participant’s separation from service with the Company (as determined under Section 409A). If any payments are postponed pursuant to this Section 4.2(c), then such postponed amounts will be paid in a lump sum, without interest, to a Participant on the first payroll date that occurs after the date that is six (6) months following such Participant’s separation from service with the Company. If a Participant dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of such Participant’s estate within sixty (60) days after the date of Participant’s death.

(d)Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1Cumulative Benefits; Effect on Other Plans. Except as otherwise set forth herein or otherwise agreed to between the Company and a Participant, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any benefit plan of the Company or any agreement between such Participant and the Company or any Subsidiary. Notwithstanding anything to the contrary in this Plan, in the event that a Participant is entitled to severance payments or benefits under any other employment agreement, severance agreement or similar agreement between a Participant and the Company: (a) such Participant’s Severance Payment or Change of Control Severance Payment, as applicable, shall be reduced (but not below $0.00) by the aggregate amount of all similar severance payments due to such Participant under such other agreement; and (b) the Benefits Continuation Period shall be reduced by any similar period under such other agreement.

5.2Plan Unfunded; Participant’s Rights Unsecured. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder.

5.3Recoupment. Notwithstanding any other provision of this Plan to the contrary, Participants will be subject to recoupment policies adopted by the Company to the extent required by applicable law, including any policy adopted pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the Shares may be listed.

5.4Waiver. No waiver of any provision of this Plan or any Letter Agreement shall be effective unless made in writing and signed by the waiving person or entity. The failure of any person or entity to require the performance of any term or obligation of this Plan or any Letter Agreement, or the waiver by any person or entity of any breach of this Plan or any Letter Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

5.5Amendment; Termination. The Board may amend or terminate this Plan at any time or from time to time for any reason, provided, that Sections 5.12 and 5.13 of this Plan and the Restrictive Covenants set forth in each Letter Agreement shall survive the termination of this Plan. The Company shall provide notice to Participants within fifteen (15) days of any amendment or termination of the Plan. For purposes hereof, an amendment or termination of this Plan shall not materially and adversely affect the rights of any Participant whose employment was terminated for any reason or no reason prior to the date of such amendment or termination. Notwithstanding the foregoing: (a) a Participant’s right to receive payments and benefits pursuant to the Plan upon a Termination Event shall not be adversely affected without such Participant’s written consent by an amendment or termination of the Plan made within twelve (12) months prior to such Termination Event; and (b) a Participant’s right to receive payments and benefits pursuant to this Plan in connection with a Termination Event occurring within twelve (12) months following a Change of Control shall not be adversely affected without such Participant’s consent by an amendment or termination of this Plan occurring within six (6) months before or twelve (12) months after such Change of Control. Notwithstanding the foregoing, this Plan shall terminate without further action when all of the obligations to Participants hereunder have been satisfied in full.

5.6Administration.

(a)The Compensation Committee shall have full and final authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan; provided, however, that, to the extent permitted by applicable law, the Compensation Committee may from time to time delegate such administrative authority to a committee of one or more members of the Board or one or more officers of the Company, except that in no event shall any such administrative authority be delegated to an officer with respect to such officer’s status as a Participant. No discretionary action by the Compensation Committee shall amend or supersede the express provisions of this Plan.

(b)The Company shall indemnify and hold harmless each member of the Compensation Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities to the fullest extent permitted by applicable law. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

5.7Certain Corporate Transactions. In the event of a merger, consolidation or similar transaction, nothing herein shall relieve the Company from any of the obligations set forth in this Plan; provided, however, that nothing in this Section 5.7 shall prevent an acquirer of or successor to the Company from assuming the Company’s obligations hereunder (or any portion thereof) pursuant to the terms of this Plan.

5.8Successors and Assigns. This Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of, and be enforceable by, each such Participant and such Participant’s personal or legal representatives, executors, administrators and heirs. If any Participant should die following a Termination Event but prior to all amounts due and payable to such Participant hereunder being paid, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s beneficiary designated in writing to the Company prior to such Participant’s death (or to such Participant’s estate, if a Participant fails to make such designation). No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

5.9Notices. Any notice or other communication required or permitted under this Plan shall be in writing and shall be delivered personally, by nationally-recognized overnight courier service or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, when delivered by nationally-recognized overnight courier service or, if mailed, five (5) days after the date of deposit in the United States mails, as follows:

(a)if to the Company, to:

Strategic Storage Trust II, Inc.

10 Terrace Road

Ladera Ranch, CA 92694

Attention: Chairperson, Compensation Committee of Board of Directors

Attention: Chief Executive Officer

Attention: General Counsel

(b)if to any Participant, to such Participant’s residence address on the records of the Company or to such other address as such Participant may have designated to the Company in writing for purposes hereof.

Each of the Company and a Participant, by notice given to the other in accordance with this Section 5.9, may designate another address or person for receipt of notices delivered pursuant to this Section 5.9.

5.10Withholding. The Company shall have the right to deduct from any payment or benefit provided pursuant to this Plan all federal, state and local taxes and any other amounts which are required by applicable law to be withheld therefrom.

5.11Severability. The provisions of this Plan and each Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants) shall be regarded as divisible and separate, and if any provision of this Plan or any Letter Agreement is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions of this Plan and applicable Letter Agreement shall not be affected thereby.

5.12Claims Procedure; Arbitration.

(a)Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Compensation Committee.

This requirement applies to all claims that any Claimant has with respect to this Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Compensation Committee determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within one hundred twenty (120) calendar days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Compensation Committee consents otherwise in writing. The Compensation Committee shall provide a Claimant, on request, with a copy of the claims procedures established under Section 5.12(b).

(b)The Compensation Committee has adopted procedures for considering claims (which are set forth in Exhibit B attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Compensation Committee or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

5.13Governing Law. The Plan is intended to be an unfunded “top-hat” welfare plan, within the meaning of U.S. Department of Labor Regulation Section 2520.104-24, and shall be interpreted, administered, and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Plan and each Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants) to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common laws of the State of Delaware (excluding its choice of laws principles) shall apply.

5.14Arbitration. Subject to Section 5.12 hereof and subject to the provisions of any Letter Agreement regarding the Company’s entitlement to seek equitable relief under the Plan or such Letter Agreement:

(a)Any dispute, controversy or claim arising out of or relating to this Plan or the payments and benefits provided hereunder, as well as any dispute as to the arbitrability of a matter under this Plan (collectively, “Claims”), shall be subject to resolution by final and binding arbitration; provided, however, that nothing in this Plan shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement.

(b)All Claims shall be resolved exclusively by arbitration administered by JAMS under its Employment Arbitration Rules and Procedures then in effect, currently available at https://www.jamsadr.com/rules-employment-arbitration (the “JAMS Rules”). Notwithstanding the foregoing, the Company and the Participant shall have the right to (i) seek a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, or (ii) interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules, in each case, to prevent any violation of this Plan or a Letter

Agreement. The Company and the Participant must notify the other party in writing of a request to arbitrate any Claims within the same statute of limitations period applicable to such Claims.

(c)Any arbitration proceeding brought under this Plan shall be conducted before one arbitrator in Orange County, California, or such other location to which the parties mutually agree. The arbitrator shall be selected in accordance with the JAMS Rules, provided that the arbitrator shall be an attorney with significant experience in employment matters. Each party to any dispute shall pay its own expenses, including attorneys’ fees; provided, however, that the Company shall pay all costs and fees that a Participant would not otherwise have been subject to paying if the claim had been resolved in a court of law and, to the extent required by applicable law for this arbitration provision to be enforceable, the Company shall reimburse a Participant for any reasonable travel expenses incurred by such Participant in connection with such Participant’s travel to California for any arbitration proceedings. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing stating the essential findings of fact and conclusions of law, and the arbitrators shall be required to follow ERISA or, if applicable, the laws of the State of Delaware, consistent with Section 5.13.

(d)Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(e)It is part of the essence of this Plan that any Claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

[Signature Page Follows]

IN WITNESS WHEREOF, and as conclusive evidence of the Board’s adoption of this Plan, the Company has caused this Plan to be duly executed in its name and behalf by its duly authorized officer as of the Effective Date.

STRATEGIC STORAGE TRUST II, INC.

By:

Name:

Title:

Exhibit A

Form of Letter Agreement

LETTER AGREEMENT

Dear [                    ]:

We are pleased to inform you that the Compensation Committee of the Board of Directors of Strategic Storage Trust II, Inc. (the “Company”), has determined that, effective as of [____________, 2019] (the “Participation Date”), you are eligible to participate in the Company’s Executive Severance and Change of Control Plan (the “Plan”) as a Participant thereunder, subject to your execution and delivery of this Letter Agreement to the Company and subject to the terms and conditions of the Plan and this Letter Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Plan.

A.Plan Benefits.

The terms of the Plan are detailed in the copy of the Plan that is attached as Annex A to this Letter Agreement, and those terms are incorporated in and made a part of this Letter Agreement. As described in more detail in the Plan, the Plan entitles you to certain severance payments and benefits in the event that your employment with the Company or any Subsidiary terminates under certain circumstances. By signing this Letter Agreement, and as a condition of your eligibility for the payments and benefits set forth in the Plan, you agree to comply with the provisions of the Plan and you agree to comply with the provisions of this Letter Agreement (including, without limitation, the Restrictive Covenants set forth below) during your employment with the Company or any Subsidiary and, to the extent required by the Restrictive Covenants, after your Termination Date, regardless of the reason for such termination.

B.Restrictive Covenants

All references to the Company in this Section B, and each of its subparagraphs, refer to the Company and its Subsidiaries and other Affiliates.  You acknowledge and agree that the Company has developed intellectual property, Trade Secrets and Confidential Information to assist it in its business. You further acknowledge and agree that the Company has substantial relationships with prospective or existing customers, as well as customer good will associated with its ongoing businesses.  The Company employs or will employ you in a position of trust and confidence, and may provide you with extraordinary or specialized training in furtherance of your duties hereunder.  You therefore acknowledge and agree that the Company has a right to protect these legitimate business interests.  You expressly agree that the covenants in this Section B shall continue in effect as set forth herein regardless of whether you are then entitled to receive any further payments or benefits from the Company.  It is further understood that the covenants contained in this Section B survive the termination of the Plan and bind you as long as you are employed by the Company and, in certain instances, for a period of time thereafter.

Exhibit APage 1

For purposes of this Letter Agreement, the “Restriction Period” shall mean: (a) if you hold the title of Executive Chairman, Chief Executive Officer or President of the Company or any of its Subsidiaries, eighteen (18) months following your Termination Date, (b) if you hold the title of Chief Investment Officer or Chief Accounting Officer of the Company or any of its Subsidiaries, twelve (12) months following your Termination Date, and (c) if you hold any other officer title of the Company or any of its Subsidiaries, nine (9) months following your Termination Date.

(1)Confidential Information.

(a)Subject to subparagraph (c), you agree at all times to hold in strictest confidence, and not to use, except for the benefit of the Company, any of the Company’s Trade Secrets or Confidential Information or to disclose to any person, firm or entity any of the Company’s Trade Secrets or Confidential Information except (i) as authorized in writing by the Company Board, (ii) as authorized by the Company’s management, pursuant to a written non-disclosure agreement, or (iii) as required by law.

(I)For purposes of this Letter Agreement, "Trade Secrets" shall mean any of information of the Company, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(II)For purposes of this Letter Agreement, "Confidential Information" shall mean any data and information (A) relating to the business of the Company, regardless of whether the data or information constitutes a Trade Secret; (B) disclosed to you or of which he/she became aware of as a consequence of your relationship with the Company; (C) having value to the Company; (D) not generally known to competitors of the Company; and (E) which includes Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information; provided, however, that Confidential Information shall not mean data or information which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by you without authorization from the Company, which has been independently developed and disclosed by others, or which has otherwise entered the public domain through lawful means.

(b)You agree that you will not, during your employment with the Company (the “Employment Period”), knowingly improperly use or disclose any proprietary information or trade secrets of any former employer and that you will not bring onto the premises of the Company any proprietary information belonging to such employer unless consented to in writing by such employer.

(c)The Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state Trade Secret law for the disclosure of a Trade Secret that (i) is made (A) in confidence to a federal, state, or local government official,

Exhibit APage 2

either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Accordingly, you shall have the right to disclose in confidence Trade Secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  The you shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.  Nothing in this Letter Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of Trade Secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(2)No Competing Employment. During the Employment Period, you shall not directly, or by assisting others, engage in the business of investing in, owning, managing, advising or operating self-storage properties anywhere in the United States or Canada (the  “Competitive Business”) in any capacity identical with or corresponding to the capacity or capacities in which employed by the Company, anywhere within the areas(s) where you are working and/or for which you are responsible; provided, that you may make passive investments of less than 2% in any publicly-traded entity, and provided further that you may provide services to any business or entity that has a line of business, division, subsidiary or other affiliate that is a Competitive Business if, during the Employment Period, you are not employed directly in such line of business or division or by such subsidiary or other affiliate that is a Competitive Business and is not involved directly in the management, supervision or operations of such line of business, division, subsidiary or other affiliate that is a Competitive Business.  The parties acknowledge and agree that, if necessary to determine the reasonable geographic scope of this restraint, the Company may rely on appropriate documentation and evidence outside the provisions of this Letter Agreement.

(3)Non-Solicitation of Employees. During your Employment Period and for the entire Restriction Period following your Termination Date (which is defined at the start of this Section B), you shall not directly or indirectly solicit, induce, recruit, encourage, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any employee or individual independent contractor of the Company whom you know to leave his or her employment or engagement with the Company for employment with you or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company.  You will not be deemed to have violated this subparagraph if you post a general advertisement or solicitation (including a posting on a website) that is not specifically targeted to any employee or individual independent contractor of the Company, or if the Board provides unanimous prior written consent to your activities (all such requests for consent will be given good faith consideration by the Board).

(4)Non-Solicitation of Customers.  During your Employment Period and for the entire Restriction Period following your Termination Date, you shall not use any Trade Secret to solicit, induce, or encourage any customer, client, investor, vendor, or other party doing business with the Company or any of its Subsidiaries or Affiliates to terminate its relationship therewith or transfer its business from the Company or any of its Subsidiaries or Affiliates; provided, however, that your activities entered into on behalf of SmartStop Asset Management, LLC, SmartStop OP Holdings, LLC and their affiliates, other than in a role as a Competitive Business, shall be excluded from the non-solicitation covenants set forth in this subparagraph.

Exhibit APage 3

(5)Returning Company Documents.  You agree that at your Termination Date, you will deliver to the Company (and will not keep in your possession, recreate or deliver to anyone else) any and all records, data, notes, reports, proposals, lists, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property containing Confidential Information or Trade Secrets, or reproductions of any items developed by you pursuant to your employment with the Company or otherwise belonging to the Company, its successors or assigns.  You are permitted to retain any electronic devices issued to you by the Company, provided that the Company’s Information Technology department must be permitted by you to first remove any Trade Secrets and/or Confidential Information contained thereon.  You are not required to return any personal items, documents, files, or materials containing personal information (except to the extent such materials also contain Trade Secrets or Confidential Information); or documents or agreements (a) of which you are a party that pertain to your compensation and/or benefits (e.g., plan summaries and documents), regardless of whether such documents or agreements contain Trade Secrets or Confidential Information or (b) that is publicly available.

(6)Understanding of Covenants.  By initialing below, you represent that you (a) are familiar with the foregoing confidentiality, invention assignment, non-solicitation and non-competition covenants in this Section B, (b) are fully aware of your obligations hereunder, (c) agree to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants, and (d) agree that such covenants are necessary to protect the Confidential Information and Trade Secrets, and the proprietary information, good will, stable workforce, and customer relations of the Company.  You acknowledge and agree that such covenants shall be construed as agreements independent of each other and of any provision of this or any other contract between the parties hereto; and that should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Letter Agreement.  If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and you in agreeing to the provisions of this Letter Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.  You further acknowledge and agree that the existence of any claim or cause of action by you against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.

Initials of Parties:

Company_________Date___________

You_________Date___________

(7)Remedy for Breach.  You agree that a breach of any of the covenants of this Section B would cause material and irreparable harm to the Company that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company for any such injury would, therefore, be an inadequate remedy for any such breach.  Accordingly, you agree that if you breach any term of this Section B, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Letter Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security,

Exhibit APage 4

to restrain any such breach.  Claims for damages and equitable relief in any court shall be available to the Company in lieu of, or prior to or pending determination in any arbitration proceeding. In the event the enforceability of any of the terms of this Letter Agreement shall be challenged in court and you are not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Letter Agreement until the dispute is finally resolved and all periods of appeal have expired.

(8)Defense of Claims.  You agree that, during the Employment Period, and for a period of five (5) years after your Termination Date, upon request from the Company, you will cooperate with the Company, or each of its Subsidiaries or Affiliates, in the defense of any claims or actions that may be made by or against the Company, or such Subsidiary or Affiliate, or their officers in connection with the business, that affect your prior areas of responsibility, except (a) if your reasonable interests are adverse to the Company or such Subsidiary or Affiliate in such claim or action or (b) if such cooperation unreasonably interferes with your then-current employment.  The Company agrees that it shall reimburse the reasonable out of pocket costs and reasonable attorney fees that you actually incur in connection providing such assistance or cooperation to the Company, or one of its Subsidiaries or Affiliates in accordance with the Company’s standard policies and procedures as in effect from time to time, provided that you shall have obtained prior written approval from the Company for any travel or legal fees and expenses incurred by you in excess of $5,000 in connection with your obligations under this subparagraph.  In addition, the Company shall pay you for your time spent in providing such cooperation at an hourly rate equal to your Base Salary as of your Termination Date (disregarding any reduction that constitutes Good Reason) divided by 2,080, subject to reasonable substantiation.

Exhibit APage 5

C.Entire Agreement.

This Letter Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and, as of the Participation Date, shall supersede in all respects any and all prior agreements between you and the Company concerning such subject matter.

D.Acknowledgement.

By signing below, you agree to the terms and conditions set forth herein, including without limitation, the Restrictive Covenants, and acknowledge: (a) your participation in the Plan as of the Participation Date; (b) that you have received and read a copy of the Plan; (c) that you agree that any severance payments and benefits provided for in the Plan are subject to all of the terms and conditions of the Plan and you agree to such terms and conditions; (d) that the Company may amend or terminate the Plan at any time subject to the limitations set forth in the Plan; and (e) that the Restrictive Covenants shall survive and continue to apply in accordance with their terms notwithstanding any termination of the Plan in the future.

COMPANY:

STRATEGIC STORAGE TRUST II, INC.

By:

Name:

Title:

AGREED TO AND ACCEPTED

____________________________________

[Name]

Exhibit APage 6

Annex A

Executive Severance and Change of Control Plan

[See Attached]

Annex APage 1

Exhibit B

Detailed Claims and Arbitration Procedures

1.Claims Procedure

Initial Claims. All claims will be presented to the Compensation Committee in writing. Within ninety (90) days after receiving a claim, a claims official appointed by the Compensation Committee will consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional ninety (90) days by giving the Claimant written notice. The initial claim determination period can be extended further with the consent of the Claimant. Any claims that the Claimant does not pursue in good faith through the initial claims stage will be treated as having been irrevocably waived.

Claims Decisions. If the claim is granted, the benefits or relief the Claimant seeks will be provided. If the claim is wholly or partially denied, the claims official will, within ninety (90) days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review, including the time limits applicable to such procedures, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims. Each Claimant will have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Compensation Committee (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Claimant did not receive it by its due date. The Claimant (or his or her duly authorized representative) may review pertinent documents in connection with the appeals proceeding and may present issues, comments and documents in writing relating to the claim. The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit claim determination. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, will be treated as having been irrevocably waived.

Appeals Decisions. The decision by the appeals official will be made not later than sixty (60) days after the written appeal is received by the Compensation Committee, unless special circumstances require an extension of time, in which case a decision will be rendered as soon as possible, but not later than one-hundred and twenty (120) days after the appeal was filed, unless

Exhibit BPage 1

the Claimant agrees to a further extension of time. The appeal decision will be in writing, will be set forth in a manner calculated to be understood by the Claimant, and will include specific reasons for the decision, specific references to the provisions on which the decision is based, if applicable, a statement that the Claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits, as well as a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem his or her appeal to have been denied.

Procedures. The Compensation Committee will adopt procedures by which initial claims will be considered and appeals will be resolved; different procedures may be established for different claims. All procedures will be designed to afford a Claimant full and fair consideration of his or her claim.

Arbitration of Rejected Appeals. If a Claimant has pursued a claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below and in Section 5.14 of the Plan. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

2.Arbitration Procedure

Request for Arbitration. A Claimant must submit a request for binding arbitration to the Compensation Committee within sixty (60) days after receipt of the written denial of an appeal (or within sixty (60) days after he or she should have received the determination). The Claimant or the Compensation Committee may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures; provided, however, that nothing in this Plan shall require arbitration of any claims which, by law, cannot be the subject of a compulsory arbitration agreement.

Terms and Conditions of Arbitration. All claims shall be resolved exclusively by arbitration in accordance with Section 5.14 of the Plan.

The procedures set forth herein are intended to comply with United States Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall the foregoing claims procedure be interpreted as expanding the rights of any Claimant beyond what is required by United States Department of Labor Regulation Section 2560.503-1.

Exhibit BPage 2